Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201	Filed in the office of	Document Number
(775) 684-5708 Website: www.nvsos.gov	/s/ Barbara K. Cegavske	20170534762-97
	Barbara K. Cegavske	Filing Date and Time
Certificate to Accompany	Secretary of State	12/19/2017 4:36 PM
Restated Articles or	State of Nevada	Entity Number
Amended and Restated Articles		C15445-2002
(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended Restated Articles for Limited-Liability
Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1.  Name of Nevada entity as last recorded in this office:

Social Life Network, Inc.

2. The articles are: (mark only one box)     ☐ Restated      ☒ Amended and Restated

Please entitle your attached articles “Restated” or “Amended and Restated,” accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐	No amendments: articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐	The entity name has been amended.

☐	The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐	The purpose of the entity has been amended.

☐	The authorized shares have been amended.

☐	The directors, managers or general partners have been amended.

☐	IRS tax language has been added.

☐	Articles have been added.

☐	Articles have been deleted.

☒	Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

ARTICLE IV. Maximum number of shares authorized to have outstanding at any one time is 700,000,000 (Seven Hundred Million), at a par value $0.001. Shares will be designated as: 500,000,000 Common Shares. 100,000,000 Preferred Shares. 100,000,000 Class B Common Shares. (SEE DETAILED ATTACHMENT & EXPEDITE PLEASE)

4. Effective date and time of filing: (optional)	Date:	12/19/2017	Time:	12:00 pm
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set fort in the statues for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Restated Articles
Revised: 1-5-15

ARTICLES OF INCORPORATION

OF

CALVERT CORPORATION

The undersigned natural persons acting as incorporators of a corporation (the “Corporation”) under the provisions of Chapter 78 of the Nevada Revised Statutes, adopts the following Articles of Incorporation.

ARTICLE 1

NAME

The name of the Corporation is CALVERT CORPORATION

ARTICLE 2

PURPOSE

The Corporation shall have the purpose of engaging in any lawful business activity.

ARTICLE 3

INITIAL RESIDENT AGENT AND RESIDENT OFFICE

The name and address of the initial resident agent of the Corporation is Ralph Kinkade, 1233 Spartan Avenue, Carson City, Nevada 89701.

ARTICLE 4

AUTHORIZED SHARES

The aggregate number of shares that the Corporation shall have the authority to issue is twenty-five million (25,000,000) shares of common stock with a par value of $0.001 per share.

ARTICLE 5

DIRECTORS

Section 5.1 Style of Governing Board. The members of the governing board of the Corporation shall be styled as Directors.

Section 5.2 Initial Board of Directors. The initial Board of Directors shall consist of one (1) Director.

Section 5.3 Names and Addresses. The names and addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders, or until their successors shall have been elected and qualified, are as follows:

William D. O'Neal

4213 N. Tabor St.

Mesa, Arizona 85215

Section 5.4 Increase or Decrease of Directors. The number of Directors of the Corporation may be increased or decreased from time to time as shall be provided in the Bylaws of the Corporation.

ARTICLE 6

DISTRIBUTIONS

The Corporation shall be entitled to make distributions to the fullest extent permitted by law.

ARTICLE 7

RELEASE AND INDEMNIFICATION

To the fullest extent permitted by Nevada law, the Directors and officers of the Corporation shall be released from personal liability for damages to the Corporation or its stockholders. To the fullest extent permitted by Nevada law, the Corporation shall advance expenses to its Directors and officers to defend claims made against them because they were or are Directors or officers and shall indemnify its Directors and officers from liability for expenses incurred because of such claims. The Corporation may provide in its Bylaws that indemnification is conditioned on receiving prompt notice of the claim and the opportunity to settle or defend the claim.

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ARTICLE 8

INCORPORATOR

The name and address of the incorporator of the Corporation is as follows:

William D. O'Neal

4213 N. Tabor St.

Mesa, AZ 85215

EXECUTED this 13th day of June 2002.

/s/ William D. O'Neal, Incorporator
William D. O'Neal

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ARTICLE IV

The maximum number of shares of capital stock that this Corporation is authorized to have outstanding at any one time is 700,000,000 (Seven Hundred Million) shares, par value $0.001. The 700,000,000 shares of $0.001 par value capital stock of the Corporation shall be designated as follows:

●	500,000,000 Common Shares
●	100,000,000 Preferred Shares
●	100,000,000 Class B Common Shares

The Corporation’s Board of Directors is hereby authorized, by resolution or resolutions thereof, to provide, out of unissued shares of Preferred Stock, a series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series, and the designation of such series, the voting and other powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights and series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding.

The Corporation’s Board of Directors is hereby authorized, by resolution or resolutions thereof, to provide, out of unissued shares of Class B Common Shares, a series of Class B Common Shares and, with respect to each such series, to fix the number of shares constituting such series, and the designation of such series, the voting and other powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights and series of Class B Common Shares, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series of Class B Common Shares at any time outstanding.

Except as amended above, the remainder of the Corporation’s Articles of Incorporation shall remain unchanged.

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